Exhibit 10.1

January 29, 2025

[Name]
[Address]

Dear [●]:

Panbela Therapeutics, Inc. (the “Company”) thanks you for your past service. We consider your continued service and dedication to the Company essential to our success. To incentivize you to remain employed with the Company we are pleased to offer you a revised retention bonus as described in this letter agreement.

In appreciation of your past contributions, and as an inducement for you to continue your employment with the Company through at least December 31, 2025, the Company is making you eligible to earn a total retention bonus of $[●], less applicable withholdings (the “Retention Bonus”). Your eligibility to earn and receive the Retention Bonus is in addition to your ordinary base salary, incentive compensation and benefits, and subject to all terms and conditions identified in this letter agreement.

In order to earn the Retention Bonus, you must remain employed by the Company from the date of this letter agreement through the earliest of: (a) the date the Company achieves an unrestricted cash balance in excess of $10,000,000; (b) December 31, 2025; (c) the date the Company terminates your employment without Cause before December 31, 2025 (subject to you signing and not rescinding a release of claims); and (d) the date a “Change in Control” (as defined in the Company’s 2016 Omnibus Incentive Plan, as amended and restated, the “2016 Plan”) is completed with respect to the Company; (in each case, the “Vesting Date”). Notwithstanding the foregoing, the issuance of equity securities as a result of the conversion of Company indebtedness that was outstanding as of January 29, 2025 will not, on its own, constitute a Change in Control for purposes of the Retention Bonus.

If earned, the Retention Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the Vesting Date or, if earlier, within thirty (30) days thereafter. Notwithstanding the foregoing, if your employment with the Company is terminated by you for any reason or by the Company for “Cause” (as defined in the 2016 Plan), and your employment separation date is on or before the Vesting Date, then you will not earn or receive, and forfeit any right to earn or receive, any Retention Bonus.

This letter agreement does not modify the at-will employment relationship between you and the Company. The Company and you each retain the right to terminate your employment with the Company, with or without notice, at any time and for any or no reason.

All matters relating to the interpretation and enforcement of this letter agreement will be governed by the laws of the State of Minnesota. This letter agreement may not be assigned by you. The Company may assign this letter agreement to any successor, parent or affiliate of the Company without further consent by you.

This letter agreement contains the entire agreement and understanding between the Company and you with respect to your eligibility for the Retention Bonus. This letter agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of the Company. For the avoidance of doubt, this letter agreement has no effect on the separate letter agreement between you and the Company dated September 23, 2024, which agreement remains in full force and effect in accordance with its terms.

Thank you again for your past and continued service to the Company!

Sincerely,

[Name]
[Title]

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this letter agreement as set forth above.

Date:
[Name]